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                                                                     Exhibit 5.1

                     [ANDREWS & KURTH L.L.P. LETTERHEAD]



                                January 8, 1998



Board of Directors
Ocean Energy, Inc.
8440 Jefferson Highway
Suite 420
Baton Rouge, Louisiana 70809

Gentlemen:

                 We have acted as special counsel to Ocean Energy, Inc., a Delaware corporation ("Ocean"), in connection with the proposed issuance by Ocean of up to 22,901,886 shares (the "Shares") of Common Stock, par value
$0.01 per share, of Ocean (the "Common Stock"). The Shares are proposed to be offered to holders of common stock of United Meridian Corporation ("UMC") in connection with the merger of UMC with and into Ocean, pursuant to the Agreement and Plan of Merger dated as of December 22, 1997 between OEI Holding Corporation, UMC and Ocean (the "Merger Agreement"), as amended by Amendment
No. 1 dated as of January 7, 1998. Each Share will be issued with an associated preferred stock purchase right ("Right") to be issued pursuant to that certain Rights Agreement dated as of December 22, 1997 between Ocean and Harris Trust and Savings Bank, as rights agent. This opinion is being delivered in connection with Ocean's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares (with associated Rights) under the Securities Act of 1933, as amended pursuant to the Merger Agreement.

                 As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                 Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Ocean to stockholders of UMC as described in the Merger Agreement, have been validly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable. The associated Rights issued with the Shares will, upon issuance and delivery of the Shares in accordance with the Merger Agreement, be validly issued by Ocean.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,


                                        /s/ ANDREWS & KURTH L.L.P.

1249/2325